Exhibit 99.1

MARKWEST HYDROCARBON TO SELL ITS SAN JUAN BASIN

OIL AND GAS PROPERTIES FOR $60.5MM

DENVER—June 5, 2003—MarkWest Hydrocarbon, Inc. (AMEX: MWP), today announced that it has entered into a Purchase and Sale Agreement with XTO Energy Inc. (NYSE: XTO) to sell MarkWest’s San Juan Basin oil and gas properties for approximately $60.5 million. The transaction, which involves properties that represent approximately 47 Bcf of proved gas reserves, is effective as of June 1, 2003, and is expected to close by June 30, 2003.

MarkWest previously announced that it had engaged a third party to act as financial advisor to assist in soliciting acquisition proposals for certain oil and gas properties. Petrie Parkman & Co. acted as financial advisor to MarkWest.

The proceeds from the sale will be used to expand MarkWest’s Canadian drilling program, to repay debt outstanding under its existing bank revolving credit facility, and for general corporate purposes.

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MarkWest Hydrocarbon, Inc. (AMEX: MWP), operates in two business segments: exploration and production of natural gas, and midstream services. The exploration and production segment produces natural gas in Alberta, Canada; in the San Juan Basin of Colorado and New Mexico; and in Michigan. In the midstream services segment, which is principally conducted through our 47 percent-owned affiliate, MarkWest Energy Partners, L.P. (AMEX: MWE), we gather natural gas from the wellhead and process the natural gas to remove impurities and the valuable natural gas liquids (NGLs). MarkWest Hydrocarbon markets the NGLs.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2002, and our Form 10-Q for the period ended March 31, 2003.